                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                               ------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                        Date of Report: FEBRUARY 13, 2002
                Date of Earliest Event Reported: JANUARY 30, 2002

                            LIBERTY MEDIA CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

                                    DELAWARE
                 (State or Other Jurisdiction of Incorporation)

              0-20421                                84-1288730
     (Commission File Number)          (I.R.S. Employer Identification No.)

                               12300 LIBERTY BLVD.
                            ENGLEWOOD, COLORADO 80112
          (Address of principal executive offices, including zip code)

       Registrant's telephone number, including area code: (720) 875-5400

ITEM 2. ACQUISITION OF ASSETS.

     On January 30, 2002, Liberty Media Corporation ("Liberty") and UnitedGlobalCom, Inc. ("UGC") completed their previously announced transaction. In connection with this transaction, (a) Liberty and certain major stockholders of UGC (such major stockholders, the "Founders") contributed all of the shares of UGC's Class B Common Stock and, in the case of Liberty, some of the shares of UGC's Class A Common Stock, owned by them to a newly formed holding company ("New UGC"), in exchange for shares of New UGC Class B Common Stock, in the case of the Founders, and New UGC Class C Common Stock, in the case of Liberty, and
(b) UGC merged with a subsidiary of New UGC. As a result of this merger, UGC became a majority-owned subsidiary of New UGC and was renamed "UGC Holdings, Inc.," all of the former stockholders of UGC became stockholders of New UGC and New UGC changed its name to "UnitedGlobalCom, Inc." Immediately following this merger, Liberty contributed $200 million in cash, a convertible note issued by UGC's subsidiaries Belmarken Holding B.V. and United Pan-Europe Communications N.V. (as co-obligor) ("UPC") having a current principal amount as of that date of approximately $891.7 million and approximately $1,435.3 million and Euro
263.1 million aggregate principal amount at maturity of UPC's publicly traded bonds to New UGC in return for approximately 281.3 million shares of New UGC Class C Common Stock. Such shares, when combined with Liberty's prior holdings of UGC common stock, give Liberty an approximate 73% economic ownership interest and an approximate 94% voting interest in New UGC. Pursuant to the terms of New UGC's certificate of incorporation and bylaws, as well as certain voting and standstill arrangements among New UGC, the Founders and Liberty, Liberty's ability to exercise control over the management of New UGC will be limited until June 2010 provided that such voting and standstill arrangements may terminate in certain circumstances related to the Founders' continued ownership of New UGC stock. The consideration paid by Liberty in this transaction was the result of negotiations among the principal parties to this transaction. Liberty paid the consideration for this transaction out of its working capital.

     Also on January 20, 2002, New UGC acquired from Liberty its interest in IDT United, Inc. ("IDT United") and $751.2 million principal amount at maturity of UGC's $1,375 million 10-3/4% senior secured discount notes due 2008 ("Notes") for aggregate consideration of approximately $448.5 million. Of this amount, approximately $304.6 million consisted of the assumption by New UGC of debt owed by Liberty to a subsidiary of UGC and the remainder was credited against the $200 million contribution of Liberty to New UGC referred to above.

     IDT United has effected a tender offer in respect of all outstanding Notes at a price of $400 per $1,000 principal amount at maturity. From and after January 30, New UGC has borrowed approximately $97.2 million from Liberty to fund further capital contributions to IDT United in connection with purchases of Notes under its tender offer, which expired on February 1, 2002. At the date of this report, IDT United owns approximately $599 million principal amount at maturity of Notes, which are in addition to the Notes acquired by New United directly from Liberty referred to above. All of the Notes acquired by New United and IDT United remain outstanding.

     According to information provided by UGC, UGC is the largest international broadband communications provider of video, voice and data services, with operations in 26 countries. At September 30, 2001, UGC's networks, in aggregate, reached over 18.8 million homes and served over 10.6 million video customers, 671,500 telephony subscribers and 672,900 high speed internet access subscribers; and UGC's programming businesses reached approximately 48 million subscribers. Dr. John C. Malone, Chairman of Liberty, is a director of both UGC and New UGC. Robert R. Bennett, Chief Executive Officer and Director of Liberty, and Gary S. Howard, Executive Vice President, Chief Operating Officer and Director of Liberty, are both directors of New UGC.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a)  FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED

     The required financial statements will be filed by amendment to this Form 8-K by April 15, 2002.

(b)  PRO FORMA FINANCIAL INFORMATION

     The required pro forma financial information will be filed by amendment to this Form 8-K by April 15, 2002.

(c)  EXHIBITS

     None.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 13, 2002

                                        LIBERTY MEDIA CORPORATION


                                        By: /s/ Christopher W. Shean
                                            --------------------------------
                                            Name:  Christopher W. Shean
                                            Title: Senior Vice President
                                                   and Controller